CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our reports dated December 17, 2010, relating to the financial statements and financial highlights which appear in the October 31, 2010 Annual Report to Shareholders of T. Rowe Price Summit Municipal Income Fund, T. Rowe Price Summit Municipal Intermediate Fund, and T. Rowe Price Summit Municipal Money Market Fund (comprising T. Rowe Price Summit Municipal Funds, Inc.), which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Fund Service Providers" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

February 22, 2011